Exhibit 99.1

Excerpts from Preliminary Offering Memorandum

Overview

We are a biotechnology company focused on discovering, developing, and commercializing novel gene therapies that improve health and offer hope for patients across the globe.

Our technology pipeline includes:

•	Modifier Gene Therapy Platform

OCU400 — Based on the use of nuclear hormone receptors ("NHRs"), we believe our novel modifier gene therapy platform has the potential to address major blindness diseases, including rare genetic diseases such as Retinitis Pigmentosa (“RP”) (OCU400), with a gene-agnostic approach. OCU400 is intended for early to advanced cases of RP including clinical and/or genetic diagnosis with both syndromic and non-syndromic forms of the disease. In February 2025, we announced that the European Commission has provided a positive opinion from the European Medicines Agency's ("EMA") Committee for Advanced Therapies for OCU400 Advanced Therapy Medicinal Product ("ATMP") classification. We have completed enrollment in the Phase 3 liMeliGhT clinical trial for OCU400. Positive long-term, 3-year Phase 1/2 data for OCU400 were recently assessed in evaluable subjects and builds on prior 2-year results showing consistent clinically meaningful, approximately 2-line LLVA gain across mutations. OCU400 maintained a favorable durability, safety and tolerability profile with no new treatment-related serious adverse events or adverse events of interest emerged. We expect to begin a rolling BLA submission in the third quarter of 2026. Topline Phase 3 data expected in the first quarter of 2027, advancing OCU400 towards potential approval in 2027 as a treatment option for early- to late-stage RP.

OCU410ST — We initiated dosing in GARDian3 pivotal confirmatory trial for OCU410ST in July 2025. The OCU410ST Phase 2/3 pivotal confirmatory trial represents our second late-stage clinical program. We plan to submit a BLA for OCU410ST by mid-2027 in alignment with our strategic goal of filing three BLAs by 2028. In May 2025, we announced that the U.S. Food and Drug Administration (“FDA”) has granted Rare Pediatric Disease Designation for OCU410ST for the treatment of ABCA4-associated retinopathies including Stargardt disease, retinitis pigmentosa 19, and cone-rod dystrophy 3 ("CORD3"). In November 2024, the EMA granted orphan medicinal product designation for OCU410ST for the treatment of ABCA4-associated retinopathies (>1200 mutations) including Stargardt disease, RP 19, and CORD3. In June 2025, we announced that the FDA has cleared the Investigational New Drug ("IND") amendment to initiate a Phase 2/3 pivotal confirmatory trial of OCU410ST, a modifier gene therapy candidate being developed for all Stargardt disease (ABCA4-associated retinopathies). In August, 2025, we announced that the Committee for Medicinal Products for Human Use of the EMA reviewed the study design, endpoints and planned statistical analysis of the ongoing pivotal confirmatory OCU410ST Phase 2/3 GARDian3 clinical trial for Stargardt disease and provided acceptability of a single U.S.-based trial for submission of a MAA. In April 2026, we announced early completion of dosing in the Phase 2/3 pivotal confirmatory trial.

OCU410 — We completed dosing in Phase 2 of the Phase 1/2 ArMaDa clinical trial for OCU410 for the treatment of geographic atrophy (“GA”), an advanced form of dAMD. In March 2025, OCU410 and OCU410ST received ATMP classification from the EMA. In March 2026, we announced positive 12-month topline data from the Phase 2 ArMaDa clinical trial. We expect to meet with FDA/EMA to align on the Phase 3 study design and reach agreement by the third quarter of 2026.

•	Novel Biologic Therapy for Retinal Diseases — OCU200 is a novel fusion protein consisting of two human proteins, tumstatin and transferrin. OCU200 possesses unique features which potentially enable it to treat vascular complications of diabetic macular edema, diabetic retinopathy, and wet age-related macular degeneration. Tumstatin is the active component of OCU200 and binds to integrin receptors, which play a crucial role in disease pathogenesis. Transferrin is expected to facilitate the targeted delivery of tumstatin into the retina and choroid and potentially help increase the interaction between tumstatin and integrin receptors. OCU200 Phase 1 clinical trial enrollment was completed in the first quarter of 2026.

•	Inhaled Mucosal Vaccine Platform — Our next-generation, inhaled mucosal vaccine platform includes OCU500, a COVID-19 vaccine. We have completed IND-enabling studies and GMP manufacturing of clinical trial material for OCU500. The National Institute of Allergy and Infectious Diseases ("NIAID"), part of the National Institutes of Health ("NIH") intends to initiate a Phase 1 clinical trial for OCU500 in the second quarter of 2026.

Recent Developments

We estimate that our cash, cash equivalents, and restricted cash were approximately $32.2 million as of March 31, 2026. This amount is unaudited and preliminary and is subject to completion of financial closing procedures, including the completion of management’s reviews. As a result, this amount reflects our preliminary estimate with respect to such information, based on information currently available to  management, and may vary from our actual financial position as of March 31, 2026. Further, this preliminary estimate is not a comprehensive statement or estimate of our financial data or financial condition as of March 31, 2026. The preliminary financial data included in this offering memorandum have been prepared by, and are the responsibility of, our management team. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. It is possible that we may identify items that require us to make adjustments to the financial information set forth above. This preliminary estimate should not be viewed as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States and it is not necessarily indicative of the balance to be achieved in any future period. Additional information and disclosure would be required for a more complete understanding of our financial position and results of operations as of March 31, 2026. Accordingly, you should not place undue reliance on this preliminary estimate. This preliminary estimate should be read together with the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-looking Statements,” and under similar headings included in this offering memorandum, and in the documents incorporated by reference into this offering memorandum as well as our financial statements, related notes and other financial information incorporated by reference in this offering memorandum. We expect to complete our financial statements for the quarter ended March 31, 2026 subsequent to the completion of this offering, and consequently such financial statements will not be available to you prior to investing in this offering.

Description of Capital Stock

As of March 31, 2026, there were 338,318,899 shares of common stock outstanding, excluding treasury shares, and no shares of preferred stock outstanding.